EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT


      Employment Agreement, dated as of August 2, 2005, by and between Stephen
H. Rosen, an individual with an address at 426 Queensboro Lane, Haddonfield, New Jersey 08033 ("Executive"), and Stephen H. Rosen & Associates, Inc., a New Jersey corporation with its principal office located at 89 N. Haddon Avenue, Haddonfield, New Jersey 08033 (the "Company").

                                    RECITALS

      A. Pursuant to that certain Stock Purchase Agreement, dated August 2, 2005 (the "Purchase Agreement"), among the Company, Executive and National Investment Managers Inc. ("Purchaser"), contemporaneously with the execution of this Agreement, Purchaser is acquiring approximately 96% of the Company's issued and outstanding common stock from Executive. Capitalized terms used but not defined herein have the meanings given to them in the Purchase Agreement.

      B. Pursuant to the Purchase Agreement, Purchaser has agreed to cause the Company to retain Executive as an employee during the Term (as defined below).

      C. Executive desires to be employed by the Company during the Term, all upon the terms and conditions set forth herein.

      NOW, THEREFORE, the Company and Executive agree as follows:

1 Engagement; Duties. Subject to the terms and conditions set forth herein, the Company shall employ Executive, and Executive shall serve the Company, as President during the Term (as defined in Section 2). In such capacity, Executive shall perform duties and be assigned responsibilities that are substantially similar to those performed by the Executive immediately prior to the date hereof and as may be assigned to him from time to time. Notwithstanding the foregoing, commencing January 1, 2006, Executive shall spend approximately 50% of his business time sourcing acquisitions and performing related mergers and acquisitions-related work for the Purchaser. During the Term, the Executive shall report to the President or Chief Executive Officer of Purchaser and the Board of Directors of the Company. During the Term, Executive shall use his best efforts to promote the interests of the Company, shall perform his duties faithfully and diligently, consistent with sound business practices and shall devote his full business time to the performance of his duties for the Company in accordance with the terms hereof. Executive shall also perform such services for such other affiliates of the Purchaser as shall be assigned to him by the Board of Directors of the Purchaser and/or the Board of Directors of the Company.

2 Term. Unless this Agreement is terminated pursuant to Section 5, the term of this Agreement ("Term") shall be for a period of one (1) year.

3 Compensation. As consideration for the performance by Executive of Executive's obligations under this Agreement, the Company shall pay Executive a base salary as follows:


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      (A) During the Term, the Company shall pay Executive an aggregate base salary at the rate of Two Hundred Thousand ($200,000.00) Dollars per year ("Base Salary").

      (B) In addition to the Base Salary, the Company shall pay Executive, if and when earned by Executive, a bonus ("Bonus") based on Executive's performance as more particularly set forth on Exhibit H to the Purchase Agreement.

      (C) The Base Salary shall be payable in accordance with the Company's normal monthly payroll policy. The Company shall deduct from the Base Salary and any Bonus any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

4     Reimbursement of Expenses; Fringe Benefits.

      (A) Expenses. During the Term, the Company shall reimburse Executive for ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties on behalf of the Company to the extent approved in advance in writing (with the requirement of prior written approval to apply to expenses incurred in excess of a mutually agreed expense threshold), provided, however, that such expenses were incurred in the furtherance of the Company's business, and that Executive presents evidence of such expenses as may be required under the policies of the Company.

      (B) Fringe Benefits. During the Term, Executive shall be entitled to those fringe benefits and perquisites that are provided to other executives of the Company generally, including any health or other insurance, pension and/or retirement, or welfare plan.

      (C) Vacation. Executive shall be entitled to four (4) weeks paid vacation days during each calendar year of the Term, pro-rated for any partial calendar year, at such times as are mutually agreed upon by Executive and the Purchaser. Any time spent by Executive at professional development meetings and seminars or study groups shall not be deemed vacation days.

      (A) Options. Subject the terms of Purchaser's stock option plan (the "Plan"), effective as of the date hereof, the Executive shall be granted options ("Options") to purchase Fifty Thousand (50,000) shares of the common stock of the Purchaser ("Option Shares") at an exercise price per share equal to the average of the last reported trade on the OTC Bulletin Board for the ten (10) trading days immediately preceding the date hereof. Such options shall vest in twenty-four equal monthly installments commencing September 1, 2005 or, if sooner, upon any sale or other disposition of all or substantially all of the Purchaser's assets, or upon a merger, consolidation, reorganization or other similar transaction resulting in a change of control of the Purchaser's business. Any unvested Options and any vested but unexercised Options shall automatically become null and void and shall automatically terminate upon the termination of Executive's employment hereunder for Cause (as defined below) or upon Executive's voluntary termination of his employment hereunder. Upon the termination of Executive's employment due to death or Disability (as defined


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below), any unvested Options shall automatically become null and void and shall terminate and any vested and unexercised Options shall be exercisable for a period not less than ninety (90) days following the date of termination of employment. Upon the termination of Executive's employment hereunder without Cause or due to the Company's non-renewal of this Agreement upon expiration of the original one-year Term, Executive's Options shall nonetheless continue to vest and become exercisable in accordance with the forgoing 24-month schedule. Other terms shall be as set forth in the Purchaser's stock option plan or related grant letter being delivered to Executive on the date hereof ("Grant Letter"). In the event of any conflict between the terms and provisions of this Agreement and those of the Grant Letter or the Plan, the terms of the Grant Letter shall govern and be controlling. Provided that Executive is then employed by the Company, additional stock options may be granted to Executive at the end of each calendar year of employment based on the success of the Company's business in accordance with criteria established by, and at the sole discretion of, the Chief Executive Officer of the Purchaser, as approved by the Board of Directors of the Purchaser.

5 Termination. The Company may terminate this Agreement upon Executive's death, and may terminate this Agreement at any earlier time at the option of the Company due to Executive's Disability (as defined below) or for Cause (as defined below).

      (A) As used in this Agreement:

            (i) The term "Disability" means the inability of Executive substantially to perform his duties and obligations under this Agreement for sixty (60) consecutive days or sixty (60) days in any one hundred twenty
(120)-day period because of any mental or physical incapacity.

            (ii) The term "Cause" means (A) any act by Executive that damages, in any material respect, the reputation, business or business relationships of the Company, (B) any action by Executive that constitutes a fraud against the Company, (C) the conviction of Executive of a felony (other than a traffic violation), (D) Executive's refusal or failure to perform his duties that continues for a period of ten (10) business days after notice of such refusal or failure is given by the Company to Executive, (E) any material breach by Executive of this Agreement or any other agreement between Executive and the Company, or any affiliate of the Company, that continues for a period of ten
(10) business days after notice of such breach is given by the Company to Executive, or (F) any failure by the Executive to maintain his securities registrations and other regulatory licenses and authorizations, including without limitation, any willful violation of applicable laws, rules or regulations by the Executive that results in the suspension or revocation of such registrations, licenses or authorizations.

            (iii) The term "Termination Date" shall mean the earlier of the expiration of this Agreement or the effective date of the Company's termination of this Agreement.

      (B) Payments to Executive Upon Termination of This Agreement.

            (i) In the event this Agreement is terminated prior to the expiration of the Term by the Company without Cause, the Company shall pay to Executive the amounts set forth in this Section 5(B)(i) within thirty (30) days of the effective date of termination: (a) an amount equal to Executive's accrued but unpaid Base Salary; (b) reimbursement for any reimbursable business expenses


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incurred in accordance with this Agreement prior to the Termination Date; (c)
Executive's Base Salary for the remainder of the Term, payable as and when such Base Salary otherwise would have been payable in accordance with the Company's payroll practices; and (d) any amounts or benefits due under this Agreement and any benefit plan, or program through the remainder of the original employment term in accordance with the terms of said plan or program, but without duplication.

            (ii) In the event this Agreement is terminated prior to the expiration of the Term by the Company for Cause or due to Executive's death or Disability, the Company shall pay to Executive the amounts set forth in this
Section 5(B)(ii): (a) an amount equal to Executive's accrued but unpaid Base Salary and earned but unpaid commissions prior to the Termination Date; (b) reimbursement for any reimbursable business expenses incurred in accordance with this Agreement prior to the Termination Date; and (c) any amounts or benefits due through the Termination Date under this Agreement and any benefit plan, or program in accordance with the terms of said plan or program, but without duplication.

6     Non-Disclosure; Non-Competition and Non-Solicitation.

      (A) Non-Disclosure. Executive understands and agrees that the business of the Company is based upon specialized work and Confidential Information (as hereinafter defined). Executive agrees that he shall keep secret all Confidential Information and that he will not, directly or indirectly, use for his own benefit or for the benefit of others nor Disclose (as hereinafter defined), without the prior written consent of the Company, any Confidential Information. At any time upon the Company's request and upon expiration or earlier termination of this Agreement, Executive shall turn over to the Company all books, notes, memoranda, manuals, notebooks, records and other documents made, compiled by, delivered to, or in the possession or control of Executive containing or concerning any Confidential Information, including all copies thereof, in any form or format, including any computer hard disks, wherever located, containing any such information, it being agreed that the same and all information contained therein are at all times the exclusive property of the Company. The provisions of this Section 6(A) shall survive for a period of three
(3) years following the Termination Date.

      As used in this Agreement, the term "Confidential Information" means any information or compilation of information not generally known to the public or the industry, that is proprietary or confidential to the Company, its Affiliates (as hereinafter defined) and/or those doing business with the Company and/or its Affiliates, including but not limited to know-how, process, techniques, methods, plans, specifications, trade secrets, patents, copyrights, supplier lists, customer lists, mailing lists, financial information, business plans and/or policies, methods of operation, sales and marketing plans and any other information acquired or developed by Executive in the course of his past, present and future dealings with the Company, which is not readily available to the public.

      "Confidential Information" does not include any information, datum or fact: (a) currently available to the public as of the date hereof; (b) after it becomes available to the public other than as a result of a breach hereof or other wrongful conduct by Executive; (c) after it becomes available to Executive


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on a nonconfidential basis from a source other than the Company or its
Affiliates or a person or entity breaching his or its confidentiality agreement or other relationship of confidence with the Company or its Affiliates; or (d) developed independently by Executive without any reference to or use whatsoever of any Confidential Information of the Company or its Affiliates.

      As used in this Agreement, the term "Disclose" means to reveal, deliver, divulge, disclose, publish, copy, communicate, show, allow or permit access to, or otherwise make known or available to any third party, any of the Confidential Information.


      (B) Non-Competition. Executive covenants and agrees that, during the term of the Non-Competition, Non-Solicitation and Non-Disclosure Agreement, of even date herewith ("Non-Competition Agreement"), between the Purchaser and Executive, Executive will refrain from competing with the Company and its affiliates in accordance with the terms thereof.

      (C) Injunctive Relief. If Executive shall breach or threaten to breach any of the provisions of Section 6(A) and/or Section 6(B), in addition to and without limiting any other remedies available to Company at law or in equity, the Company shall be entitled to seek immediate injunctive relief in any court to restrain any such breach or threatened breach and to enforce the provisions of Section 6(A) and/or Section 6(B), as the case may be. Executive acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any proceeding is brought seeking injunctive relief, Executive shall not use as a defense thereto that there is an adequate remedy at law.

7 Representation and Warranty of Executive. Executive represents and warrants to Company that the execution and delivery of this Agreement and the performance of Executive's obligations pursuant hereto shall not conflict with or result in a breach of any provisions of any (a) agreement, commitment, undertaking, arrangement or understanding to which Executive is a party or by which Executive is bound; or (b) order, judgment or decree of any court or arbitrator.



8     General Provisions.

      (A) Notices. All notices and other communications under this Agreement shall be in writing and may be given by personal delivery, registered or certified mail, postage prepaid, return receipt requested or generally recognized overnight delivery service. Notices shall be sent to the appropriate party at that party's address set forth above or at such other address for that party as shall be specified by notice given under this Section. All such notices and communications shall be deemed received upon (a) actual receipt by the addressee or (b) actual delivery to the appropriate address. Copies of notices hereunder shall be sent as follows: If to Executive - to: Fox Rothschild LLP, 200 Market Street, Philadelphia, PA 19103-3291, fax no. 215 299 2150, attention:
Mark L. Silow, Esq.; and if to the Company, to: National Investment Managers Inc., 830 Third Avenue, New York, NY 10022, attention: President, and to: Cohen Tauber Spievack & Wagner LLP, 420 Lexington Avenue, Suite 2400, New York, NY 10170, fax no. 212 586 5095, attention: Adam Stein, Esq.

      (B) Assignment. This Agreement shall be binding upon, and inure to the


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benefit of, the parties' respective successors, permitted assigns, and heirs and legal representatives. This Agreement may be assigned to, and thereupon shall inure to the benefit of, any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, by operation of law. This Agreement is a personal services contract and may not be assigned by Executive nor may the duties of Executive hereunder be delegated by Executive to any other person.

      (C) Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected, but shall be enforced to the full extent permitted by law.

      (D) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

      (E) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York located in the County of New York and the Federal district court for the Southern District of New York located in the County of New York with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court.

      (F) Counterparts. This Agreement may be executed in counterparts, both of which shall be considered an original, but both of which together shall constitute the same instrument.

      (G) Entire Agreement; Amendment. This Agreement contains the complete statement of all the arrangements between the parties with respect to its subject matter, supersedes all prior agreements between them with respect to that subject matter, and may not be changed or terminated orally. Any amendment or modification must be in writing and signed by the party to be charged.


                            [SIGNATURE PAGE FOLLOWS]


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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


                                    STEPHEN H. ROSEN & ASSOCIATES, INC.

                                    By: __________________________
                                    Name:
                                    Title:

                                    -------------------------------
                                    STEPHEN H. ROSEN





















                [SIGNATURE PAGE - ROSEN EMPLOYMENT AGREEMENT]


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